Exhibit 10.22

FOREST CITY EMPLOYER, LLC
EXECUTIVE LONG-TERM INCENTIVE PLAN
(Effective as of December 31, 2015)

PREAMBLE

Forest City Enterprises, Inc. established the Forest City Enterprises, Inc. Executive Long-Term Incentive Plan to advance the interests of Forest City Enterprises, Inc. and its shareholders and assist it in attracting and retaining key employees by providing long-term cash incentives and financial rewards to such key employees that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The Plan, as amended and restated as of March 14, 2013, was approved by the shareholders of Forest City Enterprises, Inc. on June 13, 2013.
Pursuant to the Assignment and Assumption Agreement by and between Forest City Enterprises, Inc. and Forest City Employer, LLC (the “Company”) dated as of December 31, 2015 (the “Assignment Agreement”), Forest City Enterprises, Inc. assigned to the Company sponsorship of the Plan and the Company assumed sponsorship of the Plan, amended and restated as set forth herein, effective as of the Effective Time (as defined below). Under the Assignment Agreement, Forest City Enterprises, Inc.(for itself and on behalf of its successors) has agreed to pay, perform, and discharge any and all obligations under the Plan that accrued prior to the Effective Time and the Company has agreed to pay, perform, and discharge any and all obligations under the Plan that accrue on or after the Effective Time.
ARTICLE I
DEFINITIONS
1.1    Award means an award of long-term cash incentive compensation pursuant to the Plan.
1.2    Board means the Board of Directors of Forest City REIT.
1.3    Code means the Internal Revenue Code of 1986, as amended.
1.4    Committee means the Compensation Committee of the Board, or their designee consisting of members appointed from time to time by the Board, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Code Section 162(m).
1.5    Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company’s Long Term Disability Plan, or any similar plan or program sponsored by an affiliate of the Company.
1.6    Effective Time means 11:59 p.m. on December 31, 2015.
1.7    Forest City Group means Forest City REIT and its Subsidiaries (including the Company).

1.8    Forest City REIT means Forest City Realty Trust, Inc. or its successors.
1.9    Key Employees means Board-appointed officers of Forest City REIT who are designated by the Board as “Section 16 officers” and other key employees of the Forest City Group.
1.10    Participant means a Key Employee who is selected by the Committee to participate in the Plan.
1.11    Payout Formula means the objective formula established by the Committee for determining Awards for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.
1.12    Performance Objectives means the measurable performance objective or objectives established pursuant to the Plan for Participants, which may be described in terms of Forest City REIT-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Forest City Group in which the Participant is employed, and may be made relative to the performance of other companies. The Performance Objectives shall be based on specified levels of or growth in or relative to peer company performance in one or more of the following criteria: assets (e.g., net asset value); capital (e.g., working capital); cash flow (e.g., earnings before depreciation, amortization and deferred taxes (“EBDT”), operating cash flow, total cash flow, cash flow in excess of cost of capital, residual cash flow, cash flow return on investment or funds from operations (“FFO”)); liquidity measures (e.g., available cash and credit, total debt ratio, debt-to-EBDT ratio or net operating income-to-debt ratio); margins (e.g., profits divided by revenues, operating margins, gross margins or material margins divided by revenues); productivity (e.g., productivity improvement); profits (e.g., net income, operating income, earnings before taxes (“EBT”), earnings before interest and taxes (“EBIT”), EBDT, FFO, residual or economic earnings, earnings or EBDT per share - these profitability criteria could be measured subject to GAAP definitions); sales or expenses (e.g., revenue growth, reduction in expenses, sales and administrative costs divided by sales or sales and administrative costs divided by profits); and stock price (e.g., stock price appreciation or total shareholder return). In addition to the returns and ratios mentioned above, the performance objectives may be based on any other ratios or returns using the criteria mentioned above, including: economic value added; net asset ratio; debt-to-capital ratio; working capital divided by sales; and profits or cash flow returns on assets, designated assets, invested capital, net capital employed or equity (including return on net assets, return on capital or invested capital, or total return, meaning change in net asset value plus or minus net cash flow). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Forest City Group (or one or more of its members), or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except if such action would result in the loss of the otherwise available exemption under Code Section 162(m). In such case, the Committee shall not make any modification of the Performance Objectives or minimum acceptable level of achievement.

1.13    Performance Period means a period of time established by the Committee, in its sole discretion, within which the Performance Objectives relating to an Award are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
1.14    Plan means this Forest City Employer, LLC Executive Long-Term Incentive Plan and, for periods prior to the Effective Time, the Forest City Enterprises, Inc. Executive Long-Term Incentive Plan.
1.15    Retirement means termination of employment with the Forest City Group when a Participant is age 65 or older with five or more years of continuous service with the Forest City Group (including service with Forest City Enterprises, Inc. and its subsidiaries prior to the Effective Time).
1.16    Subsidiary means any corporation, joint venture, partnership, unincorporated association or other entity in which Forest City REIT has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision-making power.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Eligibility and Participation. The Committee shall select Key Employees of the Forest City Group who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award. A Key Employee who is a Participant for a given Performance Period is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period.
ARTICLE III
TERMS OF AWARDS
3.1    Awards. Within 90 days after the commencement of each Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will (a) designate one or more Performance Periods, (b) select the Participants for the Performance Periods, (c) establish the Performance Objectives for each Participant, and the relative weighting of each Performance Objective, and (d) determine the Payout Formula for each Participant. The Performance Objectives, the weighting of the Performance Objectives and the Payout Formulas need not be uniform with respect to any or all Participants. Participants must achieve the Performance Objectives established by the Committee in order to receive an Award under the Plan. However, when establishing the Payout Formula, the Committee may determine, within the time period set forth above, that only the threshold level relating to a Performance Objective must be achieved for Awards to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula. Notwithstanding the foregoing, the maximum aggregate amount payable pursuant to any Awards established for a Participant in any one calendar year will be $3,000,000.

3.2    Discretionary Adjustment. The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the authority to reduce the amount in its sole discretion based on individual performance or any other reason.
3.3    Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the Performance Objectives and the amount of the Award.
3.4    Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent.
3.5    Timing of Payment. Except as otherwise provided pursuant to Section 4.2(a), payment of Awards will be made following the end of the Performance Period and after determination of and certification of the Award, but in no event more than two and one half months after the later of (a) the end of the Performance Period or (b) the end of the calendar year in which the Performance Period ends.
ARTICLE IV
NEW HIRES, PROMOTIONS AND TERMINATIONS
4.1    New Participants During the Performance Period. Unless otherwise determined by the Committee and subject to Section 5.3 hereof, if an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, subject to adjustments under Section 3.2 hereof, and prorated for the portion of the Performance Period following the date of eligibility for the Plan.
4.2    Retirement, Disability or Death. Unless otherwise determined by the Committee, a Participant who terminates employment with the Company during a Performance Period and at least one year after the beginning of such Performance Period due to Retirement, Disability or death shall be eligible to receive an Award in accordance with this Section 4.2, subject to adjustments under Section 3.2 hereof, and pro-rated for the portion of the Performance Period prior to termination of employment.
(a)    Disability or Death. Any pro-rated Award pursuant to this Section 4.2 on account of a Participant’s termination of employment due to Disability or death shall be determined based upon the target Award level and shall be paid within sixty (60) days following termination of employment. Awards payable in the event of death shall be paid to the Participant’s estate.
(b)    Retirement. Any pro-rated Award pursuant to this Section 4.2 on account of a Participant’s termination of employment due to Retirement shall be determined based upon actual performance through the end of the applicable Performance Period (subject to adjustments under Section 3.2 hereof) and shall be paid at the same time that Awards are paid to other Participants for such Performance Period in accordance with Section 3.5 hereof.
4.3    Termination of Employment. If a Participant’s employment with the Company and its affiliates terminates during a Performance Period under any circumstances other than those set forth in Section 4.2 hereof, then, unless otherwise determined by the Committee, no Award shall be payable to such Participant with respect to such Performance Period.
ARTICLE V
MISCELLANEOUS
5.1    Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
5.2    Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.
5.3    Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its shareholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Code Section 162(m) that is set forth in Code Section 162(m)(4)(C), and this Plan shall be interpreted and operated consistent with that intention.
5.4    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.
5.5    No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6    Clawback Policy. Notwithstanding any other provision of the Plan to the contrary, any Award granted hereunder shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery (or “clawback”) policy maintained by Forest City REIT from time to time, as such policy may be amended, including, but not limited to, any amendment adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities Exchange Commission or applicable securities exchange.
5.7    Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.
5.8    Amendment or Termination of the Plan. The Company reserves the right, with the approval of the Board or the Committee, to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require shareholder approval to the extent required to comply with applicable law, including the exemption under Code Section 162(m).
5.9    Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor any submission of the Plan to shareholders of Forest City Enterprises, Inc., the Company or Forest City REIT for approval shall be construed as creating any limitations on the power of the Company, the Board or the Committee to adopt such other incentive arrangements as any of them may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.
5.10    Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.